UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2021

Intercept Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35668 (Commission File Number)	22-3868459 (IRS Employer Identification No.)

10 Hudson Yards, 37th Floor

New York, NY 10001

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ICPT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2021, Intercept Pharmaceuticals, Inc. (the “Company”) announced the appointment of Andrew Saik as Chief Financial Officer, effective June 21, 2021.

Since March 2020, Mr. Saik, age 51, has been Chief Financial Officer of Vyne Therapeutics Inc. From 2017 to 2020, he was CFO of PDS Biotechnology Corporation (formerly Edge Therapeutics, Inc.). From 2015 to 2017, he was CFO of Vertice Pharma, LLC. From 2014 to 2015, he was CFO of Auxilium Pharmaceuticals, Inc. From 2013 to 2014, he was Senior Vice President, Finance; and Treasurer at Endo Health Solutions Inc. From 2001 to 2012, he served in senior financial management roles at Valeant Pharmaceuticals International. Mr. Saik holds a Master of Business Administration from the University of Southern California and a Bachelor of Arts from the University of California, Los Angeles.

In connection with his hiring, Mr. Saik entered into an Employment Agreement with the Company dated as of May 17, 2021. The Employment Agreement provides that Mr. Saik will be employed as Executive Vice President and Chief Financial Officer for the period commencing on June 21, 2021 (or such other commencement date as may be agreed upon with the Company) and ending on the one-year anniversary thereof, with automatic one-year renewals. The Employment Agreement provides that Mr. Saik will be paid an initial annualized base salary of $475,000, and a signing bonus of $102,500 (repayable if employment ends before the second anniversary of the commencement date as a result of termination for cause or resignation other than for good reason), and will be eligible to receive a bonus at the end of a given fiscal year based on a target equal to 50% of his base salary (in 2021, based on his annualized base salary and prorated for time worked). Mr. Saik will be granted as an initial equity award vesting over four years (i) time-based stock options for 72,540 shares exercisable for ten years (vesting 25% after one year and in equal monthly installments over the following three years) and (ii) 52,156 restricted stock units (vesting 25% after one year and in equal quarterly installments over the following three years).

The Employment Agreement provides that if employment terminates for any reason (including non-renewal by Mr. Saik of the Employment Agreement, by the Company for cause, death, disability, or by Mr. Saik without good reason), the Company will pay accrued and unpaid salary, benefits, and expenses.

In addition, in the event of a termination (i) by the Company’s non-renewal, (ii) by Mr. Saik for good reason, or (iii) by the Company without cause, Mr. Saik will receive (a) 12 months of base salary (payable on payroll), and (b) 12 months of continued participation in the Company’s group health and dental plans, with the Company paying for him and his dependents the portion of the premiums that it paid during the term of employment (or the portion of the premiums associated with COBRA continuation coverage). In the event of such a termination, that number of Mr. Saik’s unvested options and other equity awards that would have vested within one year of termination will vest, and Mr. Saik will have until the earlier of the expiration date of the option or one year from termination to exercise all vested options. However, in the event of such a termination within 12 months following a change in control of the Company, Mr. Saik will instead receive (a) a lump sum of cash equal to 12 months of base salary, and (b) the aforementioned 12 months of benefit continuation, and all of Mr. Saik’s unvested options and other equity awards will vest, and Mr. Saik will have until the earlier of the expiration date of the option or one year from termination to exercise all vested options. In either case, any awards that vest based on attainment of performance measures will be governed by the terms of the applicable award agreement governing termination, or governing termination following a change in control, as applicable.

In the event of a termination by Mr. Saik by non-renewal, by the Company for cause, or by Mr. Saik without good reason, all unvested equity awards will be forfeited, and Mr. Saik will have until the earlier of the expiration date of the option or 90 days from termination to exercise all vested options. In the event of a termination by reason of disability, all unvested equity awards will be forfeited, and Mr. Saik will have until the earlier of the expiration date of the option or one year from termination to exercise all vested options.

Item 7.01. Regulation FD Disclosure.

On June 7, 2021, the Company issued a press release announcing the appointment of Mr. Saik as Chief Financial Officer.

A copy of the press release is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued June 7, 2021

The information in Item 7.01 and Exhibit 99.1 is being furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Jerome Durso
	Name:	Jerome Durso
	Title:	President and Chief Executive Officer

Date: June 7, 2021

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued June 7, 2021